Exhibit 99.1
Globecomm Reports Fiscal 2012 First Quarter Financial Results
HAUPPAUGE, N.Y.—(BUSINESS WIRE)—November 8, 2011— Globecomm Systems Inc. (NASDAQ:GCOM), a leading global provider of communications solutions and services, today announced financial results for the fiscal 2012 first quarter ended September 30, 2011. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as adjusted EBITDA and adjusted diluted net income per common share, both non-GAAP financial measures, for which the Company provides detailed reconciliations on the attached tables. The following are highlights:
•	Service revenues increased 17.0% to $50.2 million as compared to $42.9 million in the same period last year.

•	Consolidated revenues increased 33.4% to $71.0 million as compared to $53.2 million in the same period last year.

•	Infrastructure revenues increased 101.8% to $20.7 million as compared to $10.3 million in the same period last year.

•	GAAP diluted net income per common share of $0.41 as compared to $0.10 in the same period last year. GAAP diluted net income per common share includes a $0.29 gain relating to fair value earn-out accounting of the Company’s acquisition of ComSource.

•	Adjusted EBITDA increased 27.6% to $8.2 million as compared to $6.4 million in the same period last year.
Fiscal Year 2012 First Quarter Results
Revenues for the Company’s fiscal 2012 first quarter increased 33.4% to $71.0 million compared to $53.2 million in the same period last year. Revenues from services increased 17.0% to $50.2 million as compared to $42.9 million in the same period last year. The increase in service revenue was primarily driven by an increase in our access service offering in the government marketplace, coupled with the Company’s acquisition of ComSource, which contributed $4.2 million. Revenues from infrastructure solutions increased by 101.8% to $20.7 million compared to $10.3 million in the same period last year. The increase in infrastructure solutions revenues was primarily driven by milestones achieved on a U.S. Government Agency contract announced on August 4th 2011.
Net income for the Company’s fiscal 2012 first quarter increased to $9.3 million or $0.41 of diluted net income per common share compared to net income of $2.1 million, or $0.10 of diluted net income per common share in the same period last year. During the first quarter of 2012, the Company recorded a gain for the change in fair value of the earn-out as a result of recent changes in the forecasted performance of the previously announced acquisition of ComSource. In accordance with GAAP, this change in the fair value of the earn-out resulted in a $6.5 million ($0.29 per diluted share) gain to net income. Globecomm will maintain its adjusted diluted net income per common share guidance, which excludes this gain. Excluding this gain, the Company’s adjusted diluted net income per common share for the first quarter of 2012 increased 9.1% to $0.12 from $0.11 in the same period last year. Adjusted EBITDA for the first quarter of 2012 increased to $8.2 million as compared to $6.4 million in the first quarter of 2011. The increases in net income and adjusted EBITDA are primarily attributable to the operating leverage the Company is currently experiencing in the service segment as economies of scale are being recognized on a higher revenue base.
Management’s Review of Results and Expectations
David Hershberg, Chairman and CEO, said “The first quarter of fiscal 2012 was in line with internal expectations as we expected some softness in the infrastructure segment as a result of the U.S. Government Agency contract revenues containing lower than normal gross margin due to the competitive landscape of the program. We have reiterated the company’s previously issued financial guidance and look forward to record revenues and adjusted

EBITDA for fiscal 2012. The Company continues to provide financial growth and predictability for our shareholders, while the Company invests in new products, services, personnel and back office infrastructure to support our continued growth.”
Keith Hall, President and COO, added “Globecomm continues to build upon our value proposition as a global managed communication solutions provider. Our recurring revenue streams continue to grow and mature, in spite of continued economic pressure. Despite tightening government budgets and unexpected funding delays we have maintained our fiscal 2012 expectations. First quarter results were in line with our overall expectations and we expect continued improvement throughout the fiscal year. Our recent acquisition of ComSource has contributed to our overall value proposition and we remain excited about their future. Despite the ComSource EBITDA forecast being lower than original expectations, ComSource contributed to our quarter-over-quarter adjusted EBITDA growth and we are maintaining our fiscal 2012 consolidated adjusted EBITDA guidance. We continue to focus on some key strategic opportunities within the Maritime and Enterprise market verticals.”
Management’s Current Expectations for the Fiscal Year Ending June 30, 2012
Globecomm continues to expect the following financial results for the fiscal year 2012:
•	Consolidated revenues to be between $370 and $400 million.

•	Service segment revenues to be between $220 and $230 million.

•	GAAP diluted net income per common share to be between $0.94 and $1.04 (updated for the gain for the adjustment of the fair value of the earn-out).

•	Adjusted diluted net income per common share to be between $0.73 and $0.83.

•	Adjusted EBITDA to be between $42.5 and $46.0 million.
Non-GAAP Measures
Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation, amortization expense, non-cash stock compensation expense, acquisition costs and earn-out fair value adjustments. Globecomm believes this provides greater transparency by helping illustrate comparability between current and prior periods. Under the accounting pronouncement on business combinations, effective in fiscal 2010 for the Company, acquisition related costs are required to be expensed rather than capitalized, and changes to the fair value of earn-out payments must be recognized in earnings. Therefore, the exclusion of acquisition related costs and the earn-out fair value adjustments in the adjusted EBITDA calculation provides better comparability.
Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Because adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, the Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between GAAP net income and adjusted EBITDA is provided in a table immediately following the Condensed Consolidated Balance Sheets.
Reconciliation of adjusted diluted net income per common share excludes earn-out fair value adjustments. These amounts are not in accordance with GAAP. However, Globecomm believes this measure provides greater transparency by helping illustrate comparability between current and prior periods. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.

About Globecomm Systems
Globecomm Systems Inc., or Globecomm, is a leading global provider of satellite-based managed network solutions. Employing our expertise in emerging communication technologies we are able to offer a comprehensive suite of system integration, system products, and network services enabling a complete end-to-end solution for our customers. We believe our integrated approach of in-house design and engineering expertise combined with a world-class global network and our 24 by 7 network operating centers provides us a unique competitive advantage. We are now taking this value proposition to selective vertical markets, including government, wireless, media, enterprise and maritime. As a network solution provider we leverage our global network to provide customers managed access services to the United States Internet backbone, video content, the public switched telephone network or their corporate headquarters, or government offices. We currently have customers for which we are providing such services in the United States, Europe, South America, Africa, the Middle East, and Asia.
Based in Hauppauge, New York, Globecomm also maintains offices in Maryland, New Jersey, Virginia, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse to our security holders.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
SOURCE: Globecomm Systems Inc.
For Globecomm Investor Relations information:
Matthew Byron, 631-457-1301
Senior Vice President, Corporate Office IR/M&A
ir@globecommsystems.com
or
Globecomm Systems Inc.

45 Oser Avenue
Hauppauge, NY 11788
Phone: 631-231-9800; Fax: 631-231-1557
Web: http://www.globecommsystems.com
-Financial tables follow-

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,	September 30,
	2011	2010
Revenues from services	$50,239	$42,932
Revenues from infrastructure solutions	20,731	10,271

Total revenues	70,970	53,203

Costs and operating expenses:
Costs from services	33,965	30,359
Costs from infrastructure solutions	18,122	8,116
Selling and marketing	4,593	4,038
Research and development	1,756	1,099
General and administrative	8,343	6,111
Earn-out fair value adjustments	(6,474)	137

Total costs and operating expenses	60,305	49,860

Income from operations	10,665	3,343

Interest income	55	58
Interest (expense)	(165)	(79)

Income before income taxes	10,555	3,322

Provision for income taxes	1,228	1,189

Net income	$9,327	$2,133

Basic net income per common share	$0.43	$0.10

Diluted net income per common share	$0.41	$0.10

Weighted-average shares used in the calculation of basic net income per common share	21,769	21,032

Weighted-average shares used in the calculation of diluted net income per common share	22,537	21,543

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	June 30,
	2011	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,157	$47,964
Accounts receivable, net	53,981	59,335
Inventories	52,751	42,429
Prepaid expenses and other current assets	4,820	5,620
Deferred income taxes	528	1,642

Total current assets	158,237	156,990
Fixed assets, net	41,663	42,147
Goodwill	70,171	70,171
Intangibles, net	22,112	23,055
Other assets	2,257	2,248

Total assets	$294,440	$294,611

Liabilities and Stockholders’ Equity
Current liabilities	$71,494	$77,304
Other liabilities	5,831	9,248
Long term debt	19,150	20,675
Deferred income taxes	3,948	3,594
Total stockholders’ equity	194,017	183,790

Total liabilities and stockholders’ equity	$294,440	$294,611

Globecomm Systems Inc.
Reconciliation of Net Income to adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,	September 30,
	2011	2010
Net income	$9,327	$2,133
Adjustments:
Interest (income)	(55)	(58)
Interest expense	165	79
Earn-out fair value adjustments	(6,474)	137
Provision for income taxes	1,228	1,189
Depreciation and amortization	3,147	2,194
Stock compensation expense	860	753

Adjusted EBITDA	$8,198	$6,427

Globecomm Systems Inc.
Reconciliation of adjusted diluted Net Income per common share
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,	September 30,
	2011	2010
Diluted net income per common share	$0.41	$0.10
Earn-out fair value adjustments	(0.29)	0.01

Adjusted diluted net income per common share	$0.12	$0.11